Exhibit 99.1

Doug Sherk Investor Relations, EVC Group +1 (415) 652-9100 dsherk@evcgroup.com	Beth Kaplan Public Relations Director, Accuray +1 (408) 789-4426 bkaplan@accuray.com

Accuray Generates 14% Year-Over-Year Gross Order Growth During Fourth Quarter

Reports Financial Results for Fourth Quarter and Fiscal 2015, Introduces Fiscal 2016 Guidance

SUNNYVALE, Calif., August 20, 2015 — Accuray Incorporated (NASDAQ: ARAY) announced today financial results for the fiscal fourth quarter and fiscal year ended June 30, 2015.

Fiscal Fourth Quarter Highlights

•                  Gross orders were $84.9 million, representing 14 percent year-over-year growth or 20 percent on a constant currency basis

•                  Total revenue was $101.8 million, relatively flat year-over-year but an increase of 5 percent on a constant currency basis

•                  Total gross profit margins expanded to 40 percent from 38 percent in the prior fiscal year fourth quarter

•                  Adjusted EBITDA was $6.7 million compared to $2.5 million in the prior fiscal year fourth quarter

•                  CyberKnife® System gross product orders were the highest in four years, following launch of the InCise™ Multileaf Collimator (MLC)

•                  Sites with single and dual vaults comprised 48 percent of total TomoTherapy® System orders

•                  Three system orders received from Group Purchasing Organizations went to backlog

•                  Four additional licenses for Accuray systems awarded to hospitals by the China NHFPC

“Our team finished the year with strong momentum globally as we executed on our core strategies for driving consistent growth,” said Joshua H. Levine, president and chief executive officer of Accuray.  “We successfully launched the InCise MLC for the CyberKnife System, continued to gain traction with our TomoTherapy System positioning, began to see results from our domestic GPO/strategic account selling initiative and continued to expand on our success in China.  Underlying these achievements was a focus on our customers who continued to report industry leading customer satisfaction with regard to Accuray equipment.”

Financial Highlights

Gross product orders totaled $84.9 million for the 2015 fiscal fourth quarter, an increase of $10.4 million or 14 percent from the fourth quarter of the prior fiscal year.  On a constant currency basis, gross product orders increased 20 percent from the prior fiscal year fourth quarter.  Ending product backlog was $375.0 million, approximately 3 percent higher than backlog at the end of the prior fiscal year fourth quarter, or a growth of 10 percent on a constant currency basis.

Total revenue was $101.8 million, which was relatively flat from the prior fiscal year fourth quarter but an increase of 5 percent on a constant currency basis.  The Americas region total revenue was $37.2 million and total revenue outside of the Americas region was $64.6 million.  Product revenue totaled $51.7 million while service revenue totaled $50.1 million, both of which were relatively flat from the fiscal 2014 fourth quarter.

Total gross profit for the 2015 fiscal fourth quarter was $40.5 million or 40 percent of sales, comprised of product gross margin of 43 percent and service gross margin of 36 percent.  This compares to total gross margin of 38 percent, product gross margin of 45 percent and service gross margin of 31 percent for the prior fiscal year fourth quarter.  On a constant currency basis, total gross margin for the fourth quarter of fiscal 2015 was 42 percent.

Operating expenses were $41.9 million, a decrease of 3 percent compared with $43.1 million in the prior fiscal fourth quarter.  The decrease was primarily due to lower sales and marketing costs, partially offset by increased research and development costs to support ongoing product development efforts.

Net loss was $5.6 million, or $0.07 per share, for the fourth quarter of fiscal 2015, compared to a net loss of $9.8 million, or $0.13 per share, for the fourth quarter of fiscal 2014.

Adjusted EBITDA for the fourth quarter of fiscal 2015 was $6.7 million, compared to $2.5 million in the prior fiscal year fourth quarter.

Cash, cash equivalents, and investments were $143.9 million as of June 30, 2015, a decrease of $5.8 million from March 31, 2015.

Fiscal Year Highlights

For the fiscal year ended June 30, 2015, total revenue was $379.8 million, representing an increase of 3 percent, or 7 percent on a constant currency basis, from fiscal year 2014.  The Americas region revenue was $174.0 million, an increase of 11 percent.  Revenue outside the Americas region was $205.8 million, a decrease of 3 percent as reported, but an increase of 3 percent on a constant currency basis.  Product revenue for fiscal 2015 was $178.7 million, representing an increase of 3 percent from the prior fiscal year while service revenue was $201.1 million, also representing 3 percent growth from the prior fiscal year.

Gross profit margin for the year ended June 30, 2015 was 38 percent, comprised of product gross margin of 42 percent and service gross margin of 35 percent.  This compares to total gross margin of 39 percent for the prior fiscal year.  Total gross margin for the year ended June 30, 2015 was 40 percent on a constant currency basis.

Operating expenses were $164.6 million for the fiscal year ended June 30, 2015, compared with $160.9 million in fiscal year 2014.

Net loss for the fiscal year ended June 30, 2015 was $40.2 million, or $0.51 per share, compared to a net loss of $35.4 million, or $0.47 per share, for the prior fiscal year.

Adjusted EBITDA for the fiscal year ended June 30, 2015 was $11.8 million, compared to $13.3 million in the prior fiscal year.

2016 Financial Guidance

•                  Revenue: Accuray expects fiscal 2016 revenue to be in the range of $395 million to $410 million. This represents growth of 4 percent to 8 percent over revenue in fiscal 2015. Revenue by quarter as a percent of total year is expected to be similar to fiscal 2015.

•                  Adjusted EBITDA: Accuray expects fiscal 2016 adjusted EBITDA to be in the range of $25 million to $35 million. This represents growth of 112 percent to 197 percent over adjusted EBITDA in fiscal 2015, reflecting flat to moderately improving gross margins and ongoing expense control.

Conference Call Information

Accuray will host a conference call beginning at 1:30 p.m. PT/4:30 p.m. ET today to discuss these results.  Conference call dial-in information is as follows:

•                  U.S. callers: (855) 867-4103

•                  International callers: (262) 912-4764

•                  Conference ID Number (U.S. and international): 3203995

Individuals interested in listening to the live conference call via the Internet may do so by logging on to Accuray’s website, www.accuray.com.  In addition, a dial-up replay of the conference call will be available beginning August 20, 2015 at 5:00 p.m. PT/8:00 p.m. ET and ending August 28, 2015.  The replay telephone number is (855) 859-2056 (USA) or (404) 537-3406 (International), Conference ID: 3203995.

Use of Non-GAAP Financial Measures

Accuray has supplemented its GAAP net loss with a non-GAAP measure of adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”).  Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the company and facilitates a more meaningful comparison of results for current periods with previous operating results.  A reconciliation of GAAP net loss (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA is provided in the schedule below.

Accuray presents certain measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation.  Due to the continuing strengthening of the U.S. dollar against foreign currencies and the overall variability of foreign exchange rates from period to period, management uses these measures on a constant currency basis to evaluate period-over-period operating performance.  Measures presented on a constant currency basis are calculated by translating current period results at prior period monthly average exchange rates.

There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures.  Investors and potential investors should consider non-GAAP financial measures only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

About Accuray

Accuray Incorporated (Nasdaq: ARAY) is a radiation oncology company that develops, manufactures and sells precise, innovative treatment solutions that set the standard of care with the aim of helping patients live longer, better lives.  The company’s leading-edge technologies deliver the full range of radiation therapy and radiosurgery treatments. For more information, please visit www.accuray.com.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this press release relate, but are not limited, to the company’s future results of operations, including management’s expectations for revenue and adjusted EBITDA in fiscal 2016.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to: the company’s ability to convert backlog to revenue; the success of the adoption of our CyberKnife and TomoTherapy Systems; the company’s ability to manage its expenses; continuing uncertainty in the global economic environment; and other risks detailed from time to time under the heading “Risk Factors” in the company’s report on Form 10-K, which was filed on August 29, 2014, the company’s reports on Form 10-Q which were filed on November 7, 2014, February 6, 2015 and May 7, 2015, and as updated periodically with the company’s other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events.  The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  Accordingly, investors should not put undue reliance on any forward-looking statements.

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Financial Tables to Follow

Accuray Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Years Ended June 30,
	2015	2014	2015	2014

Gross Orders	$84,862	$74,492	$267,777	$263,352
Net Orders	79,304	62,967	188,997	221,018
Order Backlog	375,028	364,742	375,028	364,742

Net revenue:
Products	$51,684	$51,846	$178,710	$173,607
Services	50,066	50,154	201,091	195,812
Total net revenue	101,750	102,000	379,801	369,419
Cost of revenue:
Cost of products	29,381	28,756	104,549	97,592
Cost of services	31,917	34,797	129,850	129,027
Total cost of revenue	61,298	63,553	234,399	226,619
Gross profit	40,452	38,447	145,402	142,800
Operating expenses:
Research and development	14,850	13,576	55,752	53,724
Selling and marketing	15,677	17,859	62,440	61,885
General and administrative	11,403	11,679	46,379	45,335
Total operating expenses	41,930	43,114	164,571	160,944
Loss from operations	(1,478)	(4,667)	(19,169)	(18,144)
Other expense, net	(4,014)	(4,669)	(18,621)	(14,216)
Loss before provision for income taxes	(5,492)	(9,336)	(37,790)	(32,360)
Provision for income taxes	108	473	2,419	3,088
Net loss	$(5,600)	$(9,809)	$(40,209)	$(35,448)

Net loss per share - basic and diluted	$(0.07)	$(0.13)	$(0.51)	$(0.47)
Weighted average common shares used in computing loss per share:
Basic and diluted	79,170	76,879	78,277	75,804

Accuray Incorporated

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	June 30,	June 30,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$79,551	$92,346
Investments	64,306	79,553
Restricted cash	3,734	1,492
Accounts receivable, net	77,727	72,152
Inventories	106,151	87,752
Prepaid expenses and other current assets	15,991	17,873
Deferred cost of revenue	6,869	13,302
Total current assets	354,329	364,470
Property and equipment, net	31,829	34,391
Goodwill	58,054	58,091
Intangible assets, net	15,564	23,517
Deferred cost of revenue	1,500	2,899
Other assets	8,695	11,820
Total assets	$469,971	$495,188
Liabilities and equity
Current liabilities:
Accounts payable	$13,096	$15,639
Accrued compensation	21,934	32,569
Other accrued liabilities	18,720	24,464
Customer advances	19,385	19,804
Deferred revenue	96,780	92,093
Total current liabilities	169,915	184,569
Long-term liabilities:
Long-term other liabilities	10,934	6,593
Deferred revenue	10,489	9,866
Long-term debt	202,853	195,612
Total liabilities	394,191	396,640
Commitment and contingencies
Equity:
Common stock	79	77
Additional paid-in capital	471,430	451,750
Accumulated other comprehensive income (loss)	(426)	1,815
Accumulated deficit	(395,303)	(355,094)
Total equity	75,780	98,548
Total liabilities and equity	$469,971	$495,188

Accuray Incorporated

Reconciliation of GAAP Net Loss to Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Years Ended June 30,
	2015	2014	2015	2014
GAAP net loss	$(5,600)	$(9,809)	$(40,209)	$(35,448)
Amortization of intangibles (a)	1,989	1,989	7,954	8,380
Depreciation (b)	2,640	3,029	11,539	12,184
Stock-based compensation (c)	3,426	3,070	13,930	11,313
Interest expense, net (d)	4,096	3,746	16,158	13,759
Provision for income taxes	108	473	2,419	3,088
Adjusted EBITDA	$6,659	$2,498	$11,791	$13,276

(a)	consists of amortization of intangibles - developed technology and distributor licenses
(b)	consists of depreciation, primarily on property and equipment
(c)	consists of stock-based compensation in accordance with ASC 718
(d)	consists primarily of interest income from available-for-sale securities and interest expense associated with our convertible notes

Accuray Incorporated

Forward-Looking Guidance

Reconciliation of Projected Net Loss to Projected Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Twelve Months Ending June 30, 2016
	From	To
GAAP net loss	$(29,200)	$(19,300)
Amortization of intangibles (a)	7,950	7,950
Depreciation (b)	10,850	10,850
Stock-based compensation (c)	15,100	15,100
Interest expense, net (d)	17,300	17,300
Provision for income taxes	3,000	3,100
Adjusted EBITDA	$25,000	$35,000

(a)	consists of amortization of intangibles - developed technology
(b)	consists of depreciation, primarily on property and equipment
(c)	consists of stock-based compensation in accordance with ASC 718
(d)	consists primarily of interest income from available-for-sale securities and interest expense associated with our convertible notes